Exhibit 2.2
Execution Copy

AGREEMENT AND PLAN OF MERGER
by and among
ENTERPRISE PRODUCTS GP, LLC
and
ENTERPRISE GP HOLDINGS L.P.
EPE HOLDINGS, LLC
Dated as of September 3, 2010

i

ANNEXES
Annex A Form of Amendment No. 5 to Fifth Amended and Restated Agreement of Limited Partnership of Partners

ii

RECITALS
     AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2010 (this “Agreement”), by and among Enterprise Products GP, LLC (“Partners GP”), a Delaware limited liability company and the general partner of Enterprise Products Partners L.P. (“Partners”, and, together with Partners GP, the “Partners Entities” and, each, a “Partners Entity”), Enterprise GP Holdings L.P., a Delaware limited partnership and the owner of 100% of the limited liability company interests in Partners GP (“Holdings”), and EPE Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”, and, together with Holdings, the “Holdings Entities” and, each, a “Holdings Entity”).
W I T N E S S E T H:
     WHEREAS, the Holdings Audit Committee (as defined herein) and the Partners GP Board (as defined herein) have determined that the business combination provided for herein pursuant to which Partners GP will, subject to the terms and conditions set forth herein, merge with and into Holdings, with Holdings as the surviving entity, such that following the Partners GP Merger (as defined herein), Holdings will be the sole general partner of Partners, is fair and reasonable to Holdings and its limited partners, and Partners GP and its members, respectively; and
     WHEREAS, immediately following the Partners GP Effective Time (as defined herein), Holdings will merge with and into Enterprise ETE LLC, a Delaware limited liability company and wholly owned subsidiary of Partners (“MergerCo”), with MergerCo as the surviving entity (the “Holdings Merger”), and Partners will continue as the sole member of MergerCo, pursuant to an Agreement and Plan of Merger dated as of the date of this Agreement (the “Holdings Merger Agreement”); and
     WHEREAS, pursuant to the Holdings Merger Agreement, by virtue of the Holdings Merger, among other things, the general partner interest in Holdings outstanding immediately prior to the effective time of the Holdings Merger will be converted into the non-economic general partner interest in Partners and, following the effective time of the Holdings Merger, Holdings GP shall be the sole general partner of Partners; and
     WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Partners GP Merger and also to prescribe various conditions to the Partners GP Merger;
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1

ARTICLE 1
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Affiliate” has the meaning given such term in Rule 12b-2 under the Exchange Act, unless otherwise expressly stated herein.
     “Agreement” has the meaning set forth in the preamble.
     “Approvals” has the meaning set forth in Section 4.1(e).
     “beneficial ownership” or “beneficially own” has the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.
     “Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.
     “Certificate of Merger” has the meaning set forth in Section 2.2.
     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “DRULPA” has the meaning set forth in Section 2.2.
     “Effective Times” has the meaning set forth in Section 2.2.
     “Encumbrances” has the meaning set forth in Section 4.1(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of stockholder, member and/or limited partner approvals and all other matters related to the transactions contemplated hereby and thereby.
     “Fifth Amendment” means Amendment No. 5 to the Fifth Amended and Restated Agreement of Limited Partnership of Partners, substantially in the form attached as Annex A, to be executed and delivered in accordance with Section 5.3.
     “Form S-4” has the meaning set forth in Section 4.1(e).

     “Governmental Entity” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Holdings or Partners, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.
     “Holdings” has the meaning set forth in the preamble.
     “Holdings 2009 10-K” means Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC.
     “Holdings Audit Committee” means a special committee of the Audit, Conflicts and Governance Committee of the Holdings GP Board.
     “Holdings Certificate of Limited Partnership” means the certificate of limited partnership of Holdings as filed with the Secretary of State of the State of Delaware on April 18, 2005.
     “Holdings Consideration” has the meaning set forth in the Holdings Merger Agreement.
     “Holdings Effective Time” has the meaning set forth in Section 2.2.
     “Holdings Entities” or “Holdings Entity” has the meaning set forth in the preamble.
     “Holdings Entities Organizational Documents” means the Holdings Partnership Agreement, the Holdings Certificate of Limited Partnership, the Holdings GP LLC Agreement and the Holdings GP Certificate of Formation.
     “Holdings GP” has the meaning set forth in the preamble.
     “Holdings GP Board” means the Board of Directors of Holdings GP.
     “Holdings GP Certificate of Formation” means the certificate of formation of Holdings GP as filed with the Secretary of State of the State of Delaware on April 19, 2005.
     “Holdings GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Holdings GP, dated effective November 7, 2007, as amended by the First Amendment dated as of November 6, 2008, and the Second Amendment dated as of October 27, 2009, and as may be further amended from time to time.
     “Holdings Merger” has the meaning set forth in the recitals.
     “Holdings Merger Agreement” has the meaning set forth in the recitals.
     “Holdings Merger Transactions” has the meaning set forth in Section 4.2(d).
     “Holdings Partially Owned Entities” means Partially Owned Entities of Holdings.

     “Holdings Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Holdings, dated August 29, 2005, as amended by Amendment No. 1 dated May 7, 2007, Amendment dated December 27, 2007, and Amendment No. 3 dated November 6, 2008, and as may be further amended from time to time.
     “Holdings SEC Documents” means the Holdings 2009 10-K and all other reports, registration statements, definitive proxy statements or information statements filed by Holdings or any of the Holdings Subsidiaries subsequent to December 31, 2009, including, but not limited to, items incorporated by reference into such reports, registration statements, definitive proxy statements or information statements under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed prior to the date hereof.
     “Holdings Subsidiary” means a Subsidiary of either of the Holdings Entities.
     “Holdings Unit” has the meaning given the term “Unit” in the Holdings Partnership Agreement.
     “Holdings Unitholders” means the holders of the Holdings Units.
     “Knowledge” or “Known” means, with respect to any party, the actual knowledge of the directors and officers of such party.
     “Law” means any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity.
     “LLC Act” has the meaning set forth in Section 2.2.
     “Material Adverse Effect” means, with respect to either Holdings or Partners GP, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Holdings and its Subsidiaries taken as a whole, or Partners GP and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Holdings or Partners GP, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States of America or elsewhere, (b) changes in Law, (c) earthquakes, hurricanes, floods, or other natural disasters, or (d) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement; provided, that, in the case of clause (a), (b) or (c), the impact on Holdings or Partners is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.
     “Mergers” means the Holdings Merger and the Partners GP Merger.

     “Necessary Consents” has the meaning set forth in Section 4.1(e).
     “NYSE” means the New York Stock Exchange.
     “Operating Partnership” has the meaning set forth in Section 6.2(c).
     “Other Party” means, with respect to Partners GP, the Holdings Entities, and with respect to the Holdings Entities, Partners GP.
     “Partially Owned Entity” means, with respect to a specified Person, any other Person that is not a Subsidiary of such specified Person but in which such specified Person, directly or indirectly, owns 35% or more of the equity interests thereof (whether voting or non-voting and including beneficial interests).
     “Partners” has the meaning set forth in the preamble.
     “Partners 2009 10-K” means Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC.
     “Partners Audit Committee” means the Audit, Conflicts and Governance Committee of the Partners GP Board.
     “Partners Certificate of Limited Partnership” means the certificate of limited partnership of Partners as filed with the Secretary of State of the State of Delaware on April 9, 1998.
     “Partners Entities Organizational Documents” means the Partners Partnership Agreement, the Partners Certificate of Limited Partnership, the Partners GP LLC Agreement and the Partners GP Certificate of Formation.
     “Partners Entity” or “Partners Entities” has the meaning set forth in the preamble.
     “Partners GP” has the meaning set forth in the preamble.
     “Partners GP Board” means the Board of Directors of Partners GP.
     “Partners GP Certificate of Formation” means the certificate of formation of Partners GP as filed with the Secretary of State of the State of Delaware on April 9, 1998.
     “Partners GP Disclosure Schedule” has the meaning set forth in Section 4.1.
     “Partners GP Effective Time” has the meaning set forth in Section 2.2.
     “Partners GP LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Partners GP, dated November 7, 2007, as amended by the First Amendment dated November 6, 2008, and as may be further amended from time to time.
     “Partners GP Member Interests” means the limited liability company interests in Partners GP.

     “Partners GP Merger” has the meaning set forth in Section 2.1.
     “Partners GP Subsidiary” means a Subsidiary of Partners GP.
     “Partners Incentive Distribution Rights” means the rights to “Incentive Distributions” as defined in the Partners Partnership Agreement.
     “Partners Partially Owned Entities” means Partially Owned Entities of the Partners Entities.
     “Partners Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Partners, dated August 8, 2005, as amended by Amendment No. 1 dated as of December 27, 2007, Amendment No. 2 dated April 14, 2008, Amendment No. 3 dated November 6, 2008, and Amendment No. 4 dated October 26, 2009, and as may be further amended from time to time.
     “Partners SEC Documents” means the Partners 2009 10-K and all other reports, registration statements, definitive proxy statements or information statements filed by Partners or any of the Partners Subsidiaries subsequent to December 31, 2009, including, but not limited to, items incorporated by reference into such reports, registration statements, definitive proxy statements or information statements under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed prior to the date hereof.
     “Partners Unitholders” means holders of common units representing limited partner interests in Partners.
     “Person” or “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.
     “Proxy Statement/Prospectus” has the meaning set forth in Section 4.1(e).
     “Regulatory Law” means all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “Required Approvals” all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Partners GP Merger or the Holdings Merger or any of the other transactions contemplated by this Agreement.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Subsidiary” means, with respect to a specified Person, any other Person (a) that is a subsidiary of such specified Person as defined in Rule 405 of the Rules and Regulations under the Securities Act or (b) of which such specified Person or any of its Subsidiaries owns beneficially more than 50% of the equity interests, except, in the case of Holdings and Holdings GP, Partners GP and its Subsidiaries (including, for the sake of clarity, Partners) shall not be deemed to be Subsidiaries of Holdings or Holdings GP (unless otherwise specifically provided in this Agreement).
     “Surviving Entity” has the meaning set forth in Section 2.1.
     “Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.
     “Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.
     “Tax Return” means any return, declaration, report, estimate, information return or statement required to be filed under federal, state, local or any foreign Tax Laws.
     “Termination Date” has the meaning set forth in Section 7.1(c).
     “Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote.
ARTICLE 2
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the terms and conditions hereof, immediately prior to the Holdings Effective Time, at the Partners GP Effective Time, Partners GP shall be merged with and into Holdings (the “Partners GP Merger”) in accordance with the provisions of this Agreement, with Holdings as the surviving entity in the Partners GP Merger (the “Surviving Entity”) and the new general partner of Partners, and the separate existence of Partners GP shall thereupon cease.
     Section 2.2 Effective Time of the Merger. The Partners GP Merger shall become effective as set forth in (or, if not set forth, at the time of filing of) a properly executed certificate of merger, in accordance with the Delaware Limited Liability Company Act (the “LLC Act”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made on the Closing Date. As used in this Agreement, the term “Partners GP Effective Time” shall mean the date and time when the Partners GP Merger becomes effective, as set forth in (or, if not set forth, at the time of filing of) the Certificate of Merger, the term “Holdings Effective

Time” shall mean the date and time when the Holdings Merger becomes effective as set forth in (or, if not set forth, at the time of filing of) the certificate of merger with respect to the Holdings Merger in accordance with the DRULPA and the LLC Act, and the term “Effective Times” shall mean the Partners GP Effective Time and the Holdings Effective Time.
     Section 2.3 Effects of the Merger.
     (a) The Partners GP Merger shall have the effects set forth in this Agreement, the Partners GP LLC Agreement, the Partners Partnership Agreement and the applicable provisions of the LLC Act and the DRULPA.
     (b) Upon the execution of the Fifth Amendment, pursuant to which Holdings shall be named as the general partner of Partners and assumes the rights and duties of the general partner of Partners under the Partners Partnership Agreement and agrees to be bound by all of the provisions of the Partners Partnership Agreement, Holdings shall automatically and effective immediately prior to the Partners GP Effective Time be admitted to Partners as the general partner of Partners and be bound by the Partners Partnership Agreement as such. Holdings hereby confirms its agreement to assume the rights and duties of the general partner of Partners under the Partners Partnership Agreement and to be bound by all of the provisions of the Partners Partnership Agreement, in each case from and after the Partners GP Effective Time.
     Section 2.4 Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article 6 in accordance with this Agreement, unless this Agreement has been theretofore terminated pursuant to its terms, the Partners GP Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the date of, and immediately prior to, the Holdings Merger, which date shall also be not earlier than the date on which the last of the conditions set forth in Article 6 (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 a.m. Houston time on the Closing Date.
     Section 2.5 Surviving Entity Agreement. At the Partners GP Effective Time, the limited partnership agreement of the Surviving Entity shall be the Holdings Partnership Agreement as of the Partners GP Effective Time until thereafter changed or amended as provided therein or under applicable law.
ARTICLE 3
CONVERSION OF SECURITIES
     Section 3.1 Effect of the Merger on Equity Securities. At the Partners GP Effective Time, by virtue of the Partners GP Merger and without any action on the part of Holdings, all Partners GP Member Interests issued and outstanding immediately prior to the Partners GP Effective Time shall cease to be issued and outstanding and shall be canceled and retired and shall cease to exist, and no partnership interest of Holdings, cash or other consideration shall be issued or delivered in exchange therefor, and Holdings shall thereafter cease to be a member of Partners GP or have any rights with respect to the Partners GP Member Interests.
     Section 3.2 Further Assurances. At and after the Partners GP Effective Time, the officers and directors of Holdings GP (the general partner of the Surviving Entity) shall be authorized to execute and deliver, in the name and on behalf of the Surviving Entity, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Entity, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Partners GP Merger.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of Partners GP. Except as disclosed in a section of Partners GP’s disclosure schedule delivered to the Holdings Entities concurrently herewith (the “Partners GP Disclosure Schedule”) corresponding to the subsection of this Section 4.1 to which such disclosure applies (provided that the disclosure in any paragraph of the Partners GP Disclosure Schedule shall qualify other paragraphs in this Section 4.1, but only to the extent it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs), or as disclosed in the Partners SEC Documents filed prior to the date hereof to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties, with respect to each of the following under this Section 4.1, Partners GP represents and warrants to the Holdings Entities as follows:
     (a) Organization. Partners GP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Partners is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Partners GP has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Partners GP. True and complete copies of the Partners Entities Organizational Documents, as in effect as of the date of this Agreement, have previously been made available to the Holdings Entities by the Partners Entities.
     (b) Capitalization. Partners GP is the sole general partner of Partners. Partners GP is the beneficial owner and the sole record owner of the Partners general partner interest and Partners Incentive Distribution Rights, and such Partners general partner interest and Partners Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable laws and the Partners Partnership Agreement. Partners GP owns such general partner interest and Partners Incentive

Distribution Rights free and clear of any liens, pledges, charges, encumbrances, restrictions and security interests whatsoever (“Encumbrances”), except pursuant to the Partners Entities Organizational Documents. Partners GP has no Voting Debt.
     (c) Authority; No Violation. Except as set forth in Schedule 4.1(c) of the Partners GP Disclosure Schedule:
     (i) Partners GP has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary action by Partners GP. This Agreement has been duly executed and delivered by Partners GP and constitutes a valid and binding agreement of Partners GP (assuming the due execution and delivery of this Agreement by, or with respect to, the Holdings Entities), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
     (ii) The Partners GP Board has directed that this Agreement be submitted to the sole member of Partners GP for approval by written consent in lieu of a meeting for the purpose of approving this Agreement, and Partners GP received an executed written consent of the sole member of Partners GP concurrently with the execution of this Agreement. Except for approvals that have previously been obtained, no other limited liability company votes or approvals on the part of Partners GP are necessary to approve this Agreement and to consummate the transactions contemplated hereby.
     (iii) Subject to the required filings under federal and state securities laws, assuming the other consents and approvals contemplated by Section 4.1(f) and Article VI are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Partners GP do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (b) constitute a breach or violation of, or a default under, the Partners Partnership Agreement, the Partners Certificate of Limited Partnership, the Partners GP LLC Agreement or the Partners GP Certificate of Formation, (c) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (d) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any Indebtedness incurred by Partners GP in connection with the transactions contemplated by this Agreement or (e) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.
     (d) Approvals of the Partners Audit Committee and the Partners GP Board. The Partners Audit Committee has determined that the Holdings Merger Agreement and the transactions contemplated hereby are fair and reasonable to the Partnership, and has approved the Holdings Merger Agreement and the transactions contemplated hereby, and such action by the Partners Audit Committee constituted Special Approval (as defined in the Partners Partnership Agreement) of the Holdings Merger Agreement and the Mergers. Based in part on the determination of the Partners Audit Committee, the Partners GP Board has approved this Agreement and the transactions contemplated hereby and determined that this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of Partners GP and the sole member of Partners GP.
     (e) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with (1) the execution and delivery by Partners GP of this Agreement and (2) the consummation by Partners GP of the transactions contemplated by this Agreement, except for:
     (i) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications and notices (the “Approvals”),
     (ii) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Holdings Unitholders for approval at a meeting of such holders held for the purpose of approving the Holdings Merger Agreement (including any adjournment or postponement) and a registration statement on Form S-4 with respect to the issuance of Common Units (as defined in the Partners Partnership Agreement) of Partners in the Holdings Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4,” and the proxy statement/prospectus included in the Form S-4, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”),
     (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
     (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE (the consents, authorizations, approvals, filings and registration required under or in relation to the foregoing clauses (i) through (iv) being referred to as “Necessary Consents”), and
     (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Partners GP.
     (f) Takeover Laws. Partners GP has approved this Agreement and the transactions contemplated by this Agreement as required under Section 17-211 of the DRULPA and any other applicable Takeover Laws and any applicable provision of the Partners Partnership Agreement so that any such Takeover Laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.
     (g) Taxes. Except in each case for any exceptions that are immaterial individually and in the aggregate: (i) all Tax Returns that were required to be filed by or with respect to Partners GP have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by Partners GP that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to Partners GP have been satisfied in full in all respects, (v) there are no Encumbrances on any of the assets of Partners GP that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no action, suit, proceeding, investigation, audit or written claim now pending against, or with respect to, Holdings GP for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to Partners GP, (vii) no written claim has been made by any Governmental Entity in a jurisdiction where Partners GP does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has such assertion been threatened or proposed in writing, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Partners GP or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Partners GP, (ix) Partners GP will not be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) Partners GP is not a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Partners GP pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) Partners GP has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a Partners Entity or any Partners GP Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (xii) Partners GP is not a “foreign person” within the meaning of Section 1445 of the Code, and (xiii) Partners GP is classified as a disregarded entity pursuant to Treasury Regulation Section 301.7701-3.
     (h) Holdings Merger Agreement Representations and Warranties. Each of the representations and warranties of Partners GP set forth in Section 4.1 of the Holdings Merger Agreement is, subject to the qualifications of any Partners Disclosure Schedules (as defined in the Holdings Merger Agreement) in accordance with Section 4.1 of the Holdings Merger Agreement, true and correct.

     Section 4.2 Representations and Warranties of the Holdings Entities. Except as disclosed in the Holdings SEC Documents filed prior to the date hereof to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties, with respect to each of the following under this Section 4.2, Holdings GP, and with respect to Section 4.2(g) only, Holdings, hereby represents and warrants to Partners GP as follows:
     (a) Organization. Holdings GP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Holdings is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Holdings and Holdings GP has the requisite limited partnership or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings. True and complete copies of the Holdings Entities Organizational Documents, as in effect as of the date of this Agreement, have previously been made available to Partners GP by the Holdings Entities.
     (b) Capitalization. Holdings GP is the sole general partner of Holdings. Holdings GP is the beneficial owner and sole record owner of the general partner interest in Holdings, and such general partner interest has been duly authorized and validly issued in accordance with applicable laws and the Holdings Partnership Agreement. Holdings GP owns such general partner interest free and clear of any Encumbrances except pursuant to the Holdings Entities Organizational Documents.
     (c) Authority; No Violation.
     (i) Each Holdings Entity has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action by such Holdings Entity. This Agreement has been duly executed and delivered by such Holdings Entity and constitutes a valid and binding agreement of such Holdings Entity (assuming the due execution and delivery of this Agreement by, or with respect to, Partners GP), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)). No other limited liability company or limited partnership votes or approvals on the part of the Holdings Entities are necessary to approve this Agreement and to consummate the transactions contemplated hereby.
     (ii) Subject to the required filings under federal and state securities laws, assuming the other consents and approvals contemplated by Section 4.2(e) and Article VI are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such party do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (b) constitute a breach or violation of, or a default under, the Holdings Partnership Agreement, the Holdings Certificate of Limited Partnership, the Holdings GP LLC Agreement or the Holdings GP Certificate of Formation, (c) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (d) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any Indebtedness incurred by Partners GP in connection with the transactions contemplated by this Agreement, or (e) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.
     (d) Approvals of the Holdings Audit Committee and the Holdings GP Board. The Holdings GP Board has requested, and delegated to the Holdings Audit Committee the authority to consider, analyze, review, evaluate, accept or reject the terms and conditions of this Agreement and the transactions contemplated hereby including the Holdings Merger Transactions (as defined below). The Holdings Audit Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the Fifth Amendment and the Holdings Merger (the “Holdings Merger Transactions”), are fair and reasonable, advisable to and in the best interests of Holdings and the Holdings Unitholders, and such action by the Holdings Audit Committee constituted Special Approval (as defined in the Holdings Partnership Agreement) of this Agreement and the Holdings Merger Transactions, and based upon the recommendation of the Holdings Audit Committee, the Holdings GP Board has approved and declared the advisability of this Agreement and the Holdings Merger Transactions.
     (e) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with (1) the execution and delivery by the Holdings Entities of this Agreement and (2) the consummation by the Holdings Entities of the transactions contemplated by this Agreement, except for (i) the Necessary Consents and (ii) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

     (f) Takeover Laws. Holdings GP has approved this Agreement and the transactions contemplated by this Agreement as required under Section 17-211 of the DRULPA and any other applicable Takeover Laws and any applicable provision of the Holdings Partnership Agreement so that any such Takeover Laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.
     (g) Holdings Merger Agreement Representations and Warranties. Each of the representations and warranties of Holdings and Holdings GP set forth in Section 5.2 of the Holdings Merger Agreement is, subject to the qualifications of any Holdings Disclosure Schedules (as defined in the Holdings Merger Agreement) in accordance with Section 5.2 of the Holdings Merger Agreement, true and correct.
ARTICLE 5
COVENANTS AND AGREEMENTS
     Section 5.1 Fees and Expenses.
     Subject to the provisions contained in the Holdings Merger Agreement, whether or not the Partners GP Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.
     Section 5.2 Reasonable Best Efforts.
     Subject to the terms and conditions of this Agreement and the Holdings Merger Agreement, each party hereto will use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Partners GP Merger (including to consummate the Holdings Merger) and the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement.
     Section 5.3 Fifth Amendment to Partners Partnership Agreement.
     Effective as of the Effective Time, Holdings shall execute and deliver the Fifth Amendment in substantially the form attached as Annex A, and, in connection with the Fifth Amendment, Holdings shall agree to assume all rights and obligations of the general partner of Partners under the Partners Partnership Agreement and to be bound by the provisions of the Partners Partnership Agreement in accordance with Section 4.6 of the Partners Partnership Agreement.
ARTICLE 6
CONDITIONS PRECEDENT
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Holdings Entities and Partners GP to effect the Partners GP Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) No Injunctions or Restraints; Illegality. No Law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making either of the Partners GP Merger or the Holdings Merger illegal or otherwise prohibiting consummation of either of the Partners GP Merger or the Holdings Merger.
     (b) Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners GP or Holdings.
     (c) Holdings Merger. Each of the conditions to consummation of the Holdings Merger set forth in the Holdings Merger Agreement (other than the condition contained in Section 7.10 of the Holdings Merger Agreement) shall have been satisfied or waived by the party or parties entitled to the benefit of such condition.
     Section 6.2 Additional Conditions to Obligations of Partners GP. The obligations of Partners GP to effect the Partners GP Merger are subject to the satisfaction or waiver by Partners GP on or prior to the Closing Date, of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of the Holdings Entities set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date). Partners GP shall have received a certificate of an executive officer of each of the Holdings Entities to such effect.
     (b) Performance of Obligations of Holdings Entities. Each of the Holdings Entities shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except for non-willful failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on Holdings. Partners GP shall have received a certificate of an executive officer of each of the Holdings Entities to such effect.
     (c) Opinion of Counsel. Andrews Kurth LLP, counsel to Partners, shall have delivered to the Partners GP Board, in its capacity as the general partner of Partners, pursuant to Section 4.6(c) of the Partners Partnership Agreement, an opinion that this Agreement and the transactions contemplated hereby will not (i) result in the loss of limited liability of any Partners limited partner or of any member of the Enterprise Products Operating LLC (the “Operating Partnership”) or (ii) cause Partners or the

Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
     Section 6.3 Additional Conditions to Obligations of the Holdings Entities. The obligations of the Holdings Entities to effect the Partners GP Merger are subject to the satisfaction or waiver by the Holdings Entities, on or prior to the Closing Date, of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Partners GP set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date). Holdings shall have received a certificate of an executive officer of Partners GP to such effect.
     (b) Performance of Obligations of Partners GP. Partners GP shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except for non-willful failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on Partners GP, after the consummation of the Mergers, and Holdings shall have received a certificate of an executive officer of Partners GP to such effect.
     (c) Opinion of Counsel. Vinson & Elkins L.L.P., counsel to Holdings, shall have delivered to the Holdings GP Board, for itself and in its capacity as the general partner of Holdings, pursuant to Section 14.3(e) of the Holdings Partnership Agreement, an opinion that this Agreement and the transactions contemplated hereby will not (i) result in the loss of limited liability of any Holdings limited partner or (ii) cause Holdings, Partners GP, Partners or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated as such).
ARTICLE 7
TERMINATION AND AMENDMENT
     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Partners GP Effective Time:
     (a) By mutual written consent of Partners GP and the Holdings Entities; or
     (b) By either Partners GP or the Holdings Entities, if the Holdings Merger Agreement has been terminated in accordance with its terms.

     Section 7.2 Effect of Termination.
     In the event of termination of this Agreement by the Holdings Entities or Partners GP as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors except with respect to Section 5.1 and Article 8, which provisions shall survive such termination and otherwise as provided in the Holdings Merger Agreement.
     Section 7.3 Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be amended or modified at any time by an agreement in writing among the parties hereto approved by the Partners Audit Committee in the case of Partners GP and by the Holdings Audit Committee in the case of Holdings.
     Section 7.4 Waiver. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing between the parties hereto; provided, in addition to any other approvals required by the parties’ constituent documents, the foregoing waivers, amendments or modifications in clauses (a) and (b) are approved by the Partners Audit Committee in the case of Partners GP and by the Holdings Audit Committee in the case of Holdings.
ARTICLE 8
GENERAL PROVISIONS
     Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Times, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Times and this Article 8.
     Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)	if to any of Partners GP to:

Enterprise Products GP, LLC 1100 Louisiana Street, 10th floor Houston, Texas 77002 Attention: Richard H. Bachmann, Esq.

with a copies (which shall not constitute notice) to:
Enterprise Products GP, LLC 1100 Louisiana Street, 10th floor Houston, Texas 77002 Attention: Chairman of the Audit Committee

and

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: David C. Buck, Esq.

(ii)	if to the Holdings Entities to:

Enterprise GP Holdings L.P. 1100 Louisiana Street, Suite 1600 Houston, Texas 77002 Attention: Richard H. Bachmann, Executive Vice President

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Attention: Douglas E. McWilliams, Esq.
     Section 8.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or subdivision hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. Unless otherwise expressly stated, references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person and its successors and permitted assigns.

No provision of this Agreement shall be construed to require Partners GP, Holdings, Holdings GP or any of their respective Subsidiaries or Affiliates to take or omit to take any action if doing so would violate any applicable obligation (arising in law or equity), rule or regulation.
     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     Section 8.5 Entire Agreement; No Third Party Beneficiaries.
     (a) This Agreement and the exhibits and schedules hereto, the Holdings Merger Agreement and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. It is expressly understood and agreed that no Holdings employee or other Person shall have any rights or remedies (including any right of employment) under this Agreement.
     (c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed in the State of Delaware without giving effect to choice of law principles thereof.
     Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 8.9 Submission to Jurisdiction; Waivers. The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.
     Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.11 Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

     In witness whereof, Enterprise Products GP, LLC, Enterprise GP Holdings L.P. and EPE Holdings, LLC, have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ENTERPRISE PRODUCTS GP, LLC
By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

ENTERPRISE GP HOLDINGS L.P.
By:	EPE HOLDINGS, LLC, its general partner

By:	/s/ Ralph S. Cunningham
	Name:	Ralph S. Cunningham
	Title:	President and Chief Executive Officer

EPE HOLDINGS, LLC
By:	/s/ Ralph S. Cunningham
	Name:	Ralph S. Cunningham
	Title:	President and Chief Executive Officer

Annex A
AMENDMENT NO. 5 TO THE FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ENTERPRISE PRODUCTS PARTNERS L.P.
     This Amendment No. 5 (this “Amendment No. 5”) to the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated effective as of [_______] [__], 2010 (the “Partnership Agreement”) is hereby adopted by Enterprise GP Holdings L.P., a Delaware limited partnership (the “Successor General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
     WHEREAS, Section 13.1(b) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect the admission, substitution, withdrawal or removal of Partners in accordance with the Partnership Agreement; and
     WHEREAS, Section 4.6(b) of the Partnership Agreement provides that, subject to certain restrictions, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval; and
     WHEREAS, the Partnership has entered into an Agreement and Plan of Merger, dated as of September 3, 2010 (the “GP Merger Agreement”), by and among Enterprise Products GP, LLC (the “Predecessor General Partner”), the Successor General Partner and EPE Holdings, LLC, pursuant to which, among other things, (i) the Successor General Partner’s limited liability company interests in the Predecessor General Partner will be cancelled and the Predecessor General Partner will merge with and into the Successor General Partner, with the Successor General Partner surviving the merger, and (ii) the Successor General Partner hereby agrees to assume the rights and duties of the General Partner under the Partnership Agreement and to be bound by the provisions of the Partnership Agreement; and
     WHEREAS, the Partnership has received an Opinion of Counsel that the transfer of the General Partner Interest to the Successor General Partner will not result in the loss of limited liability of any Limited Partner or of any member of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); and
     WHEREAS, the Predecessor General Partner is not a general partner or managing member of any other Group Member; and

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     WHEREAS, an affiliate of EPCO controls the Successor General Partner and the organizational documents of the Successor General Partner provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the General Partner and the Partnership, the selection of “Independent Directors” as members of such Audit and Conflicts Committee, and the submission of certain matters to the vote of such Audit and Conflicts Committee upon similar terms and conditions as set forth in the limited liability company agreement of the Predecessor General Partner, as the same existed as of the date of the Partnership Agreement so as to provide the Limited Partners and the Successor General Partner with the same rights and obligations as are contained in the Partnership Agreement.
     NOW, THEREFORE, the Successor General Partner does hereby amend the Partnership Agreement effective as of the Effective Time of the merger of the Predecessor General Partner with and into the Successor General Partner as follows:
     Section 1. Amendments.
          (a) Section 1.1 and Attachment 1. Section 1.1 and the definitions listed on Attachment I are hereby amended to amend and restate, the following definition:
          “General Partner” means Enterprise GP Holdings L.P., a Delaware limited partnership, and its successors and permitted assigns as general partner of the Partnership.
          (b) Section 5.1. Section 5.1 is hereby amended and restated to read in its entirety as follows:
Prior to the date hereof, the predecessor general partner of the Partnership made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and was admitted as the general partner of the Partnership, and DFI made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the date hereof, the General Partner Interest of the predecessor general partner is hereby assumed by the General Partner as successor by merger to Enterprise Products GP, LLC, the General Partner is hereby admitted to the Partnership as the general partner of the Partnership effective immediately prior to such merger, and the Partnership is continued without dissolution.
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. Governing Law. This Amendment No. 5 will be governed by and construed in accordance with the laws of the State of Delaware.
     Section 4. Counterparts. This Amendment No. 5 may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

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     IN WITNESS WHEREOF, this Amendment No. 5 has been executed as of the date first written above.

General Partner: ENTERPRISE GP HOLDINGS L.P.
By:	EPE HOLDINGS, LLC, its
general partner

By:
Dr. Ralph S. Cunningham
President and Chief Executive Officer

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